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                                                                    Exhibit 99.4
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                            TENNESSEE CODE ANNOTATED
                    TITLE 48  CORPORATIONS AND ASSOCIATIONS
                        FOR-PROFIT BUSINESS CORPORATIONS
                       CHAPTER 18  DIRECTORS AND OFFICERS
                            Part 5-- Indemnification



48-18-501  Definitions.


In this part:

  (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction;

  (2) "Director" means an individual who is or was a director of a corporation, including individuals acting pursuant to (S) 48-18-101, or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on or otherwise involve services by the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director;

  (3) "Expenses" includes counsel fees;

  (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding;

  (5) "Official capacity" means:

   (A) When used with respect to a director, the office of director in a corporation; and

   (B) When used with respect to an individual other than a director, as contemplated in (S) 48-18-507,

the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise;

  (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding; and

  (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

48-18-502  Authority to indemnify.

   (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

(1) The individual's conduct was in good faith; and
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  (2) The individual reasonably believed:

   (A) In the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interest; and

   (B) In all other cases, that the individual's conduct was at least not opposed to its best interests; and

  (3) In the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful.

   (b) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subdivision (a)(2)(B).

   (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

   (d) A corporation may not indemnify a director under this section:

  (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

  (2) In connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

48-18-503  Mandatory indemnification.

  Unless limited by its charter, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

48-18-504  Advance for expenses.

   (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

  (1) The director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct described in (S) 48-18-502;

  (2) The director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director is not entitled to indemnification; and

  (3) A determination is made that the facts then known to those making the determination would not preclude indemnification under this part.

 (b) The undertaking required by subdivision (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

 (c) Determinations and authorizations of payments under this section shall be made in the manner specified in (S) 48-18-506.
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48-18-505  Court ordered indemnification.

  Unless a corporation's charter provides otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification if it determines the director is:

  (1) Entitled to mandatory indemnification under (S) 48-18-503, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

  (2) Fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in (S) 48-18-502 or was adjudged liable as described in (S) 48-18-502(d), but if the director was adjudged so liable the director's indemnification is limited to reasonable expenses incurred.

48-18-506  Determination and authorization of indemnification.

   (a) A corporation may not indemnify a director under (S) 48-18-502 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in (S) 48-18-502.

   (b) The determination shall be made:

  (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

  (2) If a quorum cannot be obtained under subdivision (b)(1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding;

  (3) By independent special legal counsel:

  (A) Selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or

  (B) If a quorum of the board of directors cannot be obtained under subdivision
(b)(1) and a committee cannot be designated under subdivision (b)(2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

  (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

   (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subdivision
(b)(3) to select counsel.

[48-18-507  Indemnification of officers, employees, and agents.

  Unless a corporation's charter provides otherwise:

  (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under (S) 48-18-503, and is entitled to apply for court-ordered indemnification under (S) 48-18-505, in each case to the same extent as a director;
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  (2) The corporation may indemnify and advance expenses under this part to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and

  (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

48-18-508  Insurance.

  A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify the individual against the same liability under (S) 48-18-502 or (S) 48- 18-503.

48-18-509  Application of part.

   (a) The indemnification and advancement of expenses granted pursuant to, or provided by, chapters 11-27 of this title shall not be deemed exclusive of any other rights to which a director seeking indemnification or advancement of expenses may be entitled, whether contained in chapters 11-27 of this title, the charter, or the bylaws or, when authorized by such charter or bylaws, in a resolution of shareholders, a resolution of directors, or an agreement providing for such indemnification; provided, that no indemnification may be made to or on behalf of any director if a judgment or other final adjudication adverse to the director establishes the director's liability:

  (1) For any breach of the duty of loyalty to the corporation or its shareholders;

  (2) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

  (3) Under (S) 48-18-304.

Nothing contained in chapters 11-27 of this title shall affect any rights to indemnification to which corporate personnel, other than directors, may be entitled by contract or otherwise under law. If the charter limits indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the charter.

   (b) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.